Independent Auditors' Consent




To the Shareholders and Board of Directors of Smith Barney Small Cap Value Fund:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated November 16, 1999, on the statement of assets and liabilities for the Smith Barney Small Cap
Value Fund (the Fund) as of September 30, 1999 and the related statements of operations , changes in net assets, and financial highlights for the period February 26, 1999
(commencement of operations) to September 30, 1999. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights"in the Prospectus and "Counsel and Auditors" in the Statement of Additional
Information.



K
P
M
G

L
L
P
New York, New York
January 28, 2000
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